Exhibit 5.2

330 North Wabash Avenue Suite 2800 Chicago, Illinois 60611 Tel: +1.312.876.7700 Fax: +1.312.993.9767 www.lw.com

July 31, 2023 Marti Technologies, Inc. Buyukdere Cd. No:237 Maslak, 34485 Sariyer/Istanbul, Türkiye

FIRM / AFFILIATE OFFICES

AustinMilan

BeijingMunich

BostonNew York

BrusselsOrange County

Century CityParis

ChicagoRiyadh

DubaiSan Diego

DüsseldorfSan Francisco

FrankfurtSeoul

HamburgShanghai

Hong KongSilicon Valley

HoustonSingapore

LondonTel Aviv

Los AngelesTokyo

Madrid           Washington, D.C.

Re: Marti Technologies, Inc. – Registration Statement on Form F-1

To the addressee set forth above:

We have acted as special counsel to Marti Technologies, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) the offer and sale from time to time of (a) up to 29,462,049 outstanding shares (the “Resale Shares”) of Class A ordinary shares of the Company, par value $0.0001 (the “Ordinary Shares”), (b) up to 7,250,000 warrants (the “Resale Warrants”) to acquire Ordinary Shares and (c) up to 73,526,827 Ordinary Shares issuable upon the conversion of (x) $54,774,415 principal amount of convertible notes in accordance with that certain Indenture, dated as of July 10, 2023, by and between the Company and U.S. Bank Trust Company, National Association and (y) up to $40,000,000 principal amount of convertible notes in accordance with that certain Subscription Agreement, dated as of May 4, 2023, by and between Callaway Capital Management LLC and the Company, in each case, by the selling securityholders named in the Registration Statement or their permitted transferees, and (ii) the issuance by the Company of up to 14,437,489 Ordinary Shares (the “Warrant Shares”) upon the exercise of warrants to purchase Ordinary Shares (the “Warrants”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”) other than as expressly stated herein with respect to the offer and sale of the Resale Warrants.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the laws of the State of New York and we express no opinion with respect to any other laws. Various matters concerning the laws of the Cayman Islands are addressed in the opinion of Maples and Calder (Cayman) LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent such matters are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

July 31, 2023

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Resale Warrants are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth herein is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Resale Warrants and that certain Warrant Agreement, dated July 8, 2021, by and between the Company and Continental Stock Transfer & Trust Company, relating to the Warrants, have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Resale Warrants constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Resale Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ LATHAM & WATKINS LLP